Exhibit 10.24

Description of Certain Compensatory Arrangements

Executive Compensation

Varian Medical Systems, Inc. (the “Company”) does not have a written employment agreement with any of its named executive officers (determined by reference to the Company’s proxy statement dated December 30, 2009). The annual base salary for calendar year 2011 for each of the Company’s Principal Executive Officer, Principal Financial Officer, and the other named executive officers will be as follows:

Name	Base Salary
Timothy E. Guertin, Corporate President and Chief Executive Officer	$924,963
Elisha W. Finney, Corporate Senior Vice President, Finance and Chief Financial Officer	$540,800
Dow R. Wilson, Corporate Executive Vice President and President, Oncology Systems	$630,240
Robert H. Kluge, Corporate Senior Vice President and President, X-ray Products	$424,360
John W. Kuo, Corporate Vice President, General Counsel and Corporate Secretary	$378,290

On November 12, 2010, the Compensation and Management Development Committee (the “Compensation Committee”) set the performance goals for fiscal year 2011 under the Company’s Management Incentive Plan (“MIP”) for the named executive officers and certain other executives. The annual cash incentives under the MIP for the Company’s Section 16 executives (including the named executive officers) are intended to comply with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code. For fiscal year 2011, the Compensation Committee established a pool of funds equal to one and one-quarter percent (1.25%) of the Company’s fiscal year 2011 earnings before interest and taxes (“EBIT”) results (the “MIP Bonus Pool”) to be available for annual cash incentives under the MIP to this group. The Compensation Committee has discretion to pay each of these executives less than their corresponding share of the MIP Bonus Pool, which is the lesser of two times the target participation level of each executive under the MIP or a specified percentage of the MIP Bonus Pool (as listed below). Such discretion shall be exercised by the Compensation Committee based on the achievement of the following performance goals in fiscal year 2011 over fiscal year 2010 and any other factors determined by the Compensation Committee in its sole discretion. In the case of Mr. Guertin, Ms. Finney and Mr. Kuo, payments under the MIP will be based 40% on EBIT growth for the Company as a whole, 20% on revenue growth for the Company as a whole, 20% on net orders growth for the Company as a whole, and 20% on the executive’s individual performance relative to specific qualitative goals. In the case of Mr. Wilson, payment under the MIP will be based 20% on EBIT growth for the Company as a whole, 10% on revenue growth for the Company as a whole, 10% on net orders growth for the Company as a whole, 20% on EBIT growth for the Oncology Systems business segment, 10% on revenue growth for the Oncology Systems business segment, 10% on net orders growth for the Oncology Systems business segment, and 20% on his individual performance relative to specific qualitative goals. In the case of Mr. Kluge, payment under the MIP will be based 20% on EBIT growth for the Company as a whole, 10% on revenue growth for the Company as a whole, 10% on net orders growth for the Company as a whole, 20% on EBIT growth for the X-ray Products business segment, 10% on revenue growth for the X-ray Products business segment, 10% on net orders growth for the X-ray Products business segment, and 20% on his individual performance relative to specific qualitative goals. Payment under the MIP to the named executive officers may vary from $0 to 230% of base salary based upon achievement under the performance goals described above.

Set forth below are payout levels for each executive if the target and maximum levels under the MIP are achieved:

	Target	Maximum (the lesser of the following)
Name	As a % of base salary	As a % of base salary	As a % of MIP Bonus Pool
Timothy E. Guertin	115%	230%	40%
Elisha W. Finney	80%	160%	16%
Dow R. Wilson	80%	160%	19%
Robert H. Kluge	65%	130%	10%
John W. Kuo	60%	120%	9%

These executive officers have also been extended certain perquisites, such as use of a leased automobile under the Company’s Executive Car Program. Under the Executive Car Program, the Company provides a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other named executive officers. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the car at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

The Company does not permit its executives to use the Company’s fractionally owned aircraft for purely personal trips. However, the Company allows and includes in an executive’s compensation, as applicable, aircraft use attributable to permitted spousal use of the fractionally owned aircraft for business purposes and spousal travel on commercial airplanes deemed valuable and appropriate for business purposes.

The Company reimburses executive officers and non-executive officers for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). The Company also reimburses certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

Additionally, for the benefit of the executives, the Company also provides a Company supplemental contribution match representing retirement contributions which could not be contributed to the executives’ qualified retirement accounts due to Internal Revenue Code limitations. The Company also permits executives to participate in the Company’s Deferred Compensation Plan, under which they may defer up to 50% of their base salaries and up to 100% of their cash incentives, and in compensation and benefit programs generally available to all other U.S. employees, such as the Company’s Employee Incentive Plan, Employee Stock Purchase Plan, 401(k) Retirement Program and supplemental life and disability insurance programs.

Mr. Wilson’s employment is governed by an offer letter that provides for certain additional compensation. Please refer to Exhibits 10.22 and 10.23 of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2010.

Compensation of Directors

Annual Cash Compensation. Each non-employee director receives an annual retainer of $45,000, except that the lead director receives an annual retainer of $60,000. The chairs of the Compensation Committee and the Nominating and Corporate Governance Committee also receive an additional $10,000 annual retainer for serving in these positions, and the chair of the Audit Committee receives an additional $15,000. Each non-employee director also receives $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Directors who are employees receive no compensation for their services as directors. All directors, however, receive reimbursement for out-of-pocket expenses of the directors’ associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs. Non-employee directors may elect to receive cash compensation as full-value shares of the Company’s common stock, at a value equal to the fair market value of the Company’s common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under the Company’s Deferred Compensation Plan, subject to the restrictions of applicable tax laws.

Equity Compensation. New non-employee directors do not receive initial equity awards, but each continuing non-employee director receives an annual grant of non-qualified stock options to purchase 5,000 shares of common stock at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of the Company’s common stock on the date of grant and an annual grant of Deferred Stock Units having a fair market value on the date of grant of $100,000, based on the fair market value of the Company’s common stock on the date of grant.

Compensation for Levy as a Non-Executive Employee

In his role as a non-executive employee of the Company (and in addition to his responsibilities as Chairman of the Board), Dr. Levy provides on-going advice and counsel to the management of the Company on strategic business and technological matters, and has involvement with investor groups and key customers. In connection with this non-executive employee role, Dr. Levy receives the following compensation:

•	base salary of $160,000;

•	provision of a leased office space at a fair market value;

•	provision of an administrator; and

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eligibility for the Corporation’s non-executive employee health and welfare benefit plans, subject to his election and contributions towards those benefit plans, as well as the Employee Incentive Plan.

Dr. Levy is not eligible to participate in the Company’s Management Incentive Plan and in any executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals. He is also not eligible for equity awards, paid personal leave accrual or for any supplemental retirement contributions in excess of the Company’s matching contributions under the Varian Medical Systems, Inc. Retirement Plan (the Company’s 401(k) Plan). He does not receive any separate compensation for his duties serving on the Board but receives the same reimbursement of expenses as do all other directors.